PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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                                                              For the three months ended            For the nine months ended
                                                                     September 30,                        September 30,
                                                            -----------------------------        -----------------------------
Earnings Per Share:                                             2003               2002             2003                2002
                                                            ------------       -----------       -----------       -----------
                                                                      (Amounts in thousands, except per share data)
Net income............................................      $    89,747        $   83,351         $ 250,683        $  251,524

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A...........                -            (1,142)                -            (3,422)
   9.20% Cumulative Preferred Stock, Series B.........                -            (1,322)           (1,323)           (4,066)
   Adjustable Rate Preferred Stock, Series C..........                -              (507)           (1,012)           (1,519)
   9.50% Cumulative Preferred Stock, Series D.........             (711)             (711)           (2,137)           (2,137)
   10.0% Cumulative Preferred Stock, Series E.........           (1,372)           (1,372)           (4,116)           (4,116)
   9.75% Cumulative Preferred Stock, Series F.........           (1,403)           (1,403)           (4,205)           (4,205)
   8.00% Cumulative Preferred Stock, Series J.........                -            (3,000)                -            (9,000)
   8.25% Cumulative Preferred Stock, Series K.........           (2,372)           (2,372)           (7,116)           (7,116)
   8.25% Cumulative Preferred Stock, Series L.........           (2,372)           (2,372)           (7,116)           (7,116)
   8.75% Cumulative Preferred Stock, Series M.........           (1,230)           (1,230)           (3,690)           (3,690)
   8.60% Cumulative Preferred Stock, Series Q.........           (3,708)           (3,708)          (11,126)          (11,126)
   8.00% Cumulative Preferred Stock, Series R.........          (10,200)          (10,200)          (30,600)          (30,600)
   7.875% Cumulative Preferred Stock, Series S........           (2,830)           (2,830)           (8,490)           (8,490)
   7.625% Cumulative Preferred Stock, Series T........           (2,900)           (2,900)           (8,700)           (8,111)
   7.625% Cumulative Preferred Stock, Series U........           (2,859)           (2,859)           (8,580)           (6,990)
   7.500% Cumulative Preferred Stock, Series V........           (3,236)                -            (9,703)                -
                                                            ------------       -----------       -----------       -----------
       Total preferred dividends                                (35,193)          (37,928)         (107,914)         (111,704)
  Original issue discount on redeemed preferred shares
  (a).................................................                -            (6,888)           (3,397)           (6,888)
                                                            ------------       -----------       -----------       -----------
                                                            $    54,554        $   38,535         $ 139,372        $  132,932
                                                            ============       ===========       ===========       ===========
Allocation of net income allocable to common shareholders to classes:
     Net income allocable to shareholders of the
       Equity Stock, Series A.........................            5,375             5,375            16,126            16,126
     Net income allocable to shareholders of common
       stock..........................................           49,179            33,160           123,246           116,806
                                                            ------------       -----------       -----------       -----------
                                                            $    54,554        $   38,535         $ 139,372        $  132,932
                                                            ============       ===========       ===========       ===========
Weighted average common shares outstanding:
   Basic - weighted average common shares
     outstanding...................................             125,528           123,341           124,740           122,707
   Effect of dilutive stock options - based on
     treasury stock method using average market
     price.........................................               1,274             1,443             1,247             1,832
                                                            ------------       -----------       -----------       -----------
   Diluted weighted average common shares
     outstanding...................................             126,802           124,784           125,987           124,539
                                                            ============       ===========       ===========       ===========
Basic earnings per common share.......................          $0.39              $0.27             $0.99             $0.95
                                                            ============       ===========       ===========       ===========
Diluted earnings per common share.....................          $0.39              $0.27             $0.98             $0.94
                                                            ============       ===========       ===========       ===========

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(a) See Note 2 to the Company's consolidated financial statements regarding "Net
Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the three and nine month periods ending September 30, 2003 and 2002.

                                   Exhibit 11